Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference and to the use of our report dated March 26, 2019 in the Registration Statement on Form S-8 pertaining to the 2014 Share Incentive Plan of Brainsway Ltd. with respect to the consolidated financial statements of Brainsway Ltd. and its subsidiaries included in the Registration Statement onForm F-1 (No. 333- 229233).

Tel Aviv, Israel

April 22, 2019

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global